Exhibit 99.1

Synergy Pharmaceuticals Completes Phase I Trial of SP-333, a Second-Generation GC-C Agonist to Treat Gastrointestinal Diseases

NEW YORK, Dec. 28, 2012 (GLOBE NEWSWIRE) — Synergy Pharmaceuticals Inc. (SGYP), a developer of new drugs to treat gastrointestinal (GI) disorders and diseases, announced today the successful completion of a Phase I single-ascending-dose clinical trial of SP-333, a guanylate cyclase C (GC-C) agonist designed to treat ulcerative colitis (UC) and other GI diseases. SP-333 has exhibited potent anti-inflammatory activity in animal studies of colitis, displaying a novel mechanism-of-action that the Company believes can provide a new way to treat UC patients with mild to moderate disease.

This study was designed as a placebo-controlled, dose-escalating, single-dose trial in healthy adult volunteers, primarily focused on exploring the safety profile of SP-333. Eight cohorts were dosed, ranging from 0.1 to 60 mg of SP-333. There were no serious or unexpected adverse events in this study. Importantly, SP-333 exhibited gastrointestinal pharmacodynamic characteristics that were anticipated based on its GC-C receptor agonist activity. A multi-dose, dose-escalation trial in volunteers is planned to start in January.

“We specifically designed SP-333 to have superior stability against proteolytic degradation which normally occurs in intestinal fluid designed to break down proteins and peptides as part of the normal digestive process,” said Dr. Kunwar Shailubhai, Chief Scientific Officer of Synergy Pharmaceuticals. “SP-333, to our knowledge, represents the most proteolytically stable analog of uroguanylin - the physiological agonist of GC-C - ever developed, and is designed to remain biologically active in the gut, a factor we consider ideal for its potential use in treating UC.”

About SP-333

SP-333 is a synthetic analog of uroguanylin, a natriuretic peptide hormone which is normally produced in the lumen of the intestinal tract. Deficiency of uroguanylin is likely to be one of the primary reasons associated with formation of polyps as well as debilitating and difficult-to-treat GI inflammatory disorders such as ulcerative colitis and Crohn’s disease. Orally-administered SP-333 binds to and activates the GC-C receptor expressed on epithelial cells lining the GI mucosa, resulting in stimulation of cyclic GMP in target tissues. SP-333 has been found to be highly stable against proteolysis in simulated intestinal fluid for up to 24 hours. Its enhanced stability makes this peptide an extremely potent GC-C agonist in animal studies in mice and monkeys, promoting bowel movement in monkeys, and ameliorating GI inflammation in mice, respectively. SP-333 has been found to exhibit potent anti-inflammatory activity in several animal models of experimental colitis, through a mechanism-of-action involving inhibition of NF-kB to suppress production of pro-inflammatory cytokines.

About Ulcerative Colitis

More than 500,000 Americans are afflicted with ulcerative colitis (UC), a type of Inflammatory Bowel Disease (IBD) that causes chronic inflammation of the colon. Along with Crohn’s disease, the other major form of IBD, ulcerative colitis is painful and debilitating. Patients with UC are at increased risk for colon cancer and may ultimately require surgical removal of the colon. There is currently no medical cure for ulcerative colitis. Long-term remission with current treatments is limited. Therefore, there is a need for new treatment approaches to treat patients with ulcerative colitis.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal (GI) hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers, a Phase IIa clinical trial in chronic idiopathic constipation (CIC) patients and has just completed a major Phase II/III clinical trial of plecanatide to treat CIC. Top-line results are expected to be released the first week of January 2013. Synergy intends to have an end of Phase II CIC meeting with the FDA in the first half of 2013. Synergy’s second GC-C agonist, SP-333, is currently in a Phase I clinical trial in volunteers. The development program for SP-333 is for treatment of inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,”“estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Contact:

Media Contact

Janet Skidmore

Office:  215-658-4915

Mobile:  215-429-2917

skidmorecomm@earthlink.net

Investor Contact

Danielle Spangler

The Trout Group

synergy@troutgroup.com

(646) 378-2924